Exhibit 10.2

EXECUTION COPY

ADMINISTRATION AGREEMENT

THIS AGREEMENT dated as of September 30, 2014 (this “Agreement”), by and between NGP Capital Resources Company, a Maryland corporation (the “Company”), and Oak Hill Advisors, L.P., a Delaware limited partnership (the “Administrator”).

WHEREAS, the Company is a closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and has further elected to be treated as a regulated investment company (“RIC”) for tax purposes; and

WHEREAS, the Company deems it advisable to retain the Administrator to furnish certain administrative services to the Company, and the Administrator wishes to be retained to provide such services, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Administrator hereby agree as follows:

SECTION 1

DUTIES OF THE ADMINISTRATOR

1.1 Engagement of Administrator. Commencing on the date hereof, the Company engages and retains the Administrator to act as administrator of the Company, and to provide, or arrange for suitable third parties to provide, the administrative services, personnel, and facilities described below, subject to supervision of the Board of Directors of the Company (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such engagement and agrees during such period to provide, or arrange for suitable third parties to provide, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below. The Administrator and such others shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Company in any way or otherwise be deemed agents of the Company.

1.2 Services. Except to the extent that the provision of any such service is allocated to the Administrator pursuant to the Investment Advisory Agreement dated September 30, 2014 (the “Advisory Agreement”), between the Company and the Administrator in its capacity as the investment advisor of the Company (the “Advisor”), the Administrator shall provide (or oversee, or arrange for, suitable third parties to provide) all administrative services necessary for the operation of the Company and the conduct of its business. Such administrative services shall include the following:

(a)	providing the Company with such office space, equipment, facilities, and supplies; the services of such clerical, bookkeeping, record keeping, and other personnel of the Administrator; and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary, useful, or required for the reasonable conduct of the business of the Company;

(b)	on behalf of the Company, conducting relations with custodians, depositories, transfer agents, dividend disbursing agents, other security holder servicing agents, accountants, auditors, attorneys, underwriters, brokers and dealers, regulatory bodies, corporate fiduciaries, insurers, banks, consultants, investors and prospective investors of the Company, and such other persons in any such other capacity as may be requested by the Company or may be reasonably necessary or desirable for the conduct of the business of the Company;

(c)	making reports to the Board of its performance of obligations hereunder and furnishing advice and recommendations with respect to such other aspects of the business and affairs of the Company as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, pursuant to this Agreement, provide any advice or recommendation relating to the securities and other assets that the Company should purchase, retain, or sell or any other investment advisory services to the Company;

(d)	maintaining the financial and other books and records that the Company is required to maintain; preparing such accounting and other reports and documents as may be necessary or appropriate for the reasonable conduct of the business of the Company, and preparing reports to security holders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”) or any other regulatory body;

(e)	providing on the Company’s behalf significant managerial assistance to those portfolio companies to which the Company is required to make available such assistance;

(f)	assisting the Company in determining and publishing the Company’s net asset value and the preparation and filing of the Company’s tax returns, and the printing and dissemination of reports to investors of the Company, and generally assisting in the payment of the Company’s expenses and the performance of administrative, professional and other services rendered to the Company by others; and

(g)	providing such other administrative services with respect to the business and affairs of the Company as the Administrator shall deem to be desirable or appropriate.

1.3 Legal Compliance; Workers’ Compensation Insurance. In performing its services under this Agreement, the Administrator shall comply with all applicable provisions of the Investment Company Act, federal law, and New York laws, including all laws relating to the provision of services and employment laws. The Company shall not be considered to be an employer or co-employer of the employees of the Administrator for any purpose. The Administrator shall carry workers’ compensation insurance coverage for its employees.

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1.4 Sub-Administrators. The Administrator is authorized to enter into one or more sub-administration agreements with other service providers (each a “Sub-Administrator”) pursuant to which the Administrator may obtain the services of the service providers in fulfilling its responsibilities hereunder. Any such sub-administration agreement shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law and shall contain a provision requiring the Sub-Administrator to comply with Sections 2 and 3 below as if it were the Administrator.

SECTION 2

RECORDS

2.1 Records. The Administrator agrees to maintain and keep all books, accounts, and other records of the Company that relate to activities performed by the Administrator hereunder and, if required by the Investment Company Act, will maintain and keep such books, accounts, and records in accordance with such Act. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records that it maintains for the Company pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

2.2 Compliance Program. The Administrator has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Federal Securities Laws (as defined in Rule 38a-1 under the Investment Company Act) by the Administrator. The Administrator has provided the Company, and shall in the future provide the Company, at such times as the Company may reasonably request, with a copy of such policies and procedures. In addition, the Administrator shall provide to the Company, at such time as the Company may reasonably request, a written report that addresses the operation of the policies and procedures; such report shall be of sufficient scope and sufficient detail, as may reasonably be required to comply with Rule 38a-1 and to provide reasonable assurance that any material weaknesses in the design or implementation of the policies and procedures would be disclosed by such examination, and, if there are no such weaknesses, the report shall so state.

SECTION 3

CONFIDENTIALITY

The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including nonpublic personal information pursuant to Regulation S-P of the SEC, shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior written consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process, or otherwise by applicable law or regulation.

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SECTION 4

COMPENSATION; ALLOCATION OF COSTS AND EXPENSES

In full consideration of the provision of the services of the Administrator pursuant to this Agreement, the Company shall pay directly or promptly reimburse the Administrator for all costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities hereunder. The Company will bear all costs and expenses that are incurred in its operation and transactions and not specifically assumed by the Advisor pursuant to the Advisory Agreement, including any and all fees payable pursuant to the Advisory Agreement and those relating to:

(a)	any and all fees, costs and expenses incurred in connection with the origination, evaluation, discovery, investigation, development, negotiation or monitoring of transactions (whether or not consummated), including loan fees, private placement fees, brokerage and sales commissions, oversight servicer and servicer fees (including fixed and/or performance fees), appraisal fees, research fees, dealer spreads, interest and clearing and settlement charges, commitment fees, transfer taxes and premiums, underwriting commissions and discounts, expenses relating to short sales, fees and expenses related to market data (including expenses incurred in connection with any multimedia, analytical, database, news or third-party research or information services and any computer hardware and connectivity hardware (e.g., terminals and telephone and fiber optic lines) incorporated into the cost of obtaining such research and market data), legal, accounting, auditing, investment banking, third-party industry and due diligence experts (including for credit and risk analytics, loss mitigation, real estate and real estate related matters), finders, originators, consulting (including fixed and/or performance fees), filing and other professional fees, communications (including internet access fees and cellular phone charges associated with the Advisor’s investment professionals), travel, and all other expenses (including fees, costs and expenses payable to Affiliates of the Administrator) related to the origination, evaluation, discovery, investigation, development, negotiation or monitoring of potential or actual transactions (whether or not consummated);

(b)	any and all fees, costs and expenses incurred in connection with the carrying or management of investments, including custodial, trustee, record keeping and other administration fees and expenses, operations fees and expenses and reconciliation expenses;

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(c)	any and all fees, costs and expenses incurred in implementing or maintaining third-party or proprietary software tools, programs or other technology for the benefit of the Company (including any and all costs and expenses of any investment, books and records, portfolio compliance and reporting systems such as “Wall Street Office,” “Everest” (Black Mountain) and similar systems and services, including consultant, software licensing, data management and recovery services fees and expenses);

(d)	federal, state, and local taxes and fees and governmental charges, including transfer taxes, premiums and entity-level taxes and filing fees, incurred by, levied upon or payable by the Company;

(e)	any and all costs and expenses incurred in connection with the incurrence of indebtedness, including borrowings, dollar rolls, reverse purchase agreements, credit facilities, securitizations, margin financing and derivatives and swaps;

(f)	any and all costs and expenses (including fees and disbursements) of attorneys, auditors, accountants and consultants relating to Company matters, including expenses incident to the documentation for, and consummation of, transactions (including costs and expenses of in-house professionals, employees and related administrative personnel, (including personnel of the Administrator responsible for conducting reconciliation, portfolio compliance and reporting or otherwise for implementing, maintaining and supervising the procedures relating to the books and records of the Company) inclusive of their allocated overhead (including all costs and expenses on account of rent and related expenses (e.g., utilities), salaries, wages, bonuses, employee benefits, furnishings and office expenses));

(g)	any and all fees, costs and expenses payable to the SEC, FINRA or any other regulatory bodies and any fees and expenses of state securities regulatory authorities, in each case, only with respect to matters pertaining to the Company;

(h)	any and all costs and expenses of preparing, printing, filing, and distributing reports and notices to investors, regulatory bodies, including the SEC and FINRA, and NASDAQ and any other securities exchange, in each case, only with respect to matters pertaining to the Company;

(i)	any and all costs and expenses (including accounting, legal or regulatory fees and expenses) incurred to comply with any law or regulation related to the activities of the Company (including legal or regulatory fees and expenses in connection with ongoing compliance, filing and reporting obligations under the Dodd-Frank Wall Street Reform Act, Investment Company Act, or any other applicable laws, including filing fees and expenses and expenses related to the preparation and filing of regulatory filings) or incurred in connection with any litigation or governmental inquiry, investigation or proceeding involving the Company;

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(j)	any and all costs and expenses incurred in connection with proxy solicitation and any meeting of the security holders, directors or committee of the Company relating to the Company (and ancillary activities related thereto);

(k)	to the extent allocable for the provision of the investment advisory or investment management services required to be provided to the Company by the Advisor under the Advisory Agreement, overhead costs and expenses (including all costs and expenses on account of rent and related expenses (e.g., utilities), furnishings and office expenses but, pursuant to Section 4.2 of the Advisory Agreement, excluding wages, salaries and benefits) of the Advisor’s investment professionals;

(l)	any and all charges and expenses of the Company’s custodian, paying, transfer, dividend disbursing and any similar agent;

(m)	compensation and expenses of the Company’s directors who are not interested persons of the Company or the Advisor, and of any of the Company’s officers who are not interested persons of the Advisor; expenses of all directors or officers in attending meetings of the Board or security holders;

(n)	any and all costs, fees and expenses incurred in connection with the formation, organization, operation, dissolution or winding up of any special purpose vehicle of the Company;

(o)	any and all costs and expenses of administration, including printing, mailing, telephone, technology systems, Internet service, copying, secretarial and other staff, stationery, supplies, rent and related expenses (e.g., utilities), and all other expenses incurred by the Company or the Administrator in connection with administering the Company’s business, such as the Company’s allocable portion of overhead under this Agreement;

(p)	any and all costs of membership by the Company or its directors or executive officers in any trade organizations and attendance at trade or industry conferences;

(q)	any and all expenses associated with litigation, arbitration, proceedings, investigations, disputes, claims and governmental inquiries of the Company and the handling or negotiation thereof, including the amount of any judgments, fines or settlements, and other extraordinary or non-recurring expenses except, however, to the extent such expenses or amounts have been determined to be excluded from the indemnification provided for in Section 6;

(r)	any and all insurance premiums or expenses in connection with the activities of the Company, including errors, omissions, fidelity, general partner liability, directors’ and officers’ liability and similar coverage for any person acting on behalf of the Company, the Administrator or their respective Affiliates;

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(s)	any and all costs and expenses of marketing or offering the Company’s common stock and other securities including registering securities under federal and state securities laws and investor and media relations;

(t)	any and all fees, costs and expenses incurred in connection with computing the value of the assets of the Company, including the costs and expenses associated with advisors, independent pricing services and third party evaluations or appraisals of the Company or its assets or its investments;

(u)	any and all costs and expenses of providing significant managerial assistance offered to the Company investments;

(v)	any and all fees and expenses (including expenses incurred by the Administrator) payable to third parties, including accountants, agents, attorneys, consultants, or other advisors in monitoring the financial and legal affairs of the Company and the Company’s investments;

(w)	any and all other fees, costs and expenses directly allocable and identifiable to the Company or its business, investments, financing or capital raising activities; and

(x)	any and all other costs and expenses incurred by the Company or the Administrator in connection with the administration of the Company’s business, including payments under this Agreement, based upon the Company’s allocable portion of internal and external overhead and other expenses incurred by the Administrator in performing its obligations under this Agreement, including occupancy, utilities, technology systems, software, data services, printing, mailing, telephone, copying, secretarial and other administrative staff, and office supplies, furniture, and equipment, and the allocable portion of the cost of the Company’s chief compliance officer and chief financial officer and their respective staffs and other personnel directly involved in the investor and media relations, capital raising or general management activities of the Company.

Notwithstanding the foregoing, the aggregate amount of costs and expenses payable (whether paid directly by the Company or by reimbursement to the Administrator) by the Company pursuant to this Section 4 and to the Advisor pursuant to Section 4.1 of the Advisory Agreement (whether paid directly by the Company or by reimbursement to the Advisor) (excluding (i) interest expense, Base Management Fees and Incentive Fees (as those terms are defined in the Advisory Agreement) payable to the Advisor pursuant to the Advisory Agreement, insurance expense and professional fees (including consulting, legal, tax, audit and engineering fees) as the Company has historically categorized such costs and expenses, (ii) all matters covered by clauses (d), (g), (h) (but, in the case of such clause (h) only, only with respect to printing, filing and distributing the reports and notices referenced therein), (i) and (q) of this Section 4, (iii) any fees, costs and expenses to be borne by the Company in connection with the transactions contemplated by that certain Stock Purchase and Transaction Agreement (the “SPATA”), dated as of July 21, 2014, between the Company, the Administrator and OHA BDC Investor, LLC and (iv) for the avoidance of doubt, any and all fees, costs and expenses accrued or incurred by, or otherwise payable by the Company to, either (1) NGP Investment Advisor, LP (“NGPIA”) pursuant to that certain investment advisory agreement, dated as of November 9, 2004, by and between the Company and NGPIA, or (2) NGP Administration, LLC (“NGPA”), pursuant to the terms of that certain administration agreement, dated as of November 9, 2004, by and between the Company and NGPA), for the period beginning on the date hereof until September 30, 2015 (the “Anniversary Date”), shall not exceed $2,500,000 (the “Cap”). The foregoing shall in no way limit the Company’s indemnification obligations hereunder.

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SECTION 5

LIMITATION OF LIABILITY OF THE ADMINISTRATOR

The Administrator (and its affiliates and direct or indirect partners and its and their officers, managers, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator including its general partner (collectively, “Affiliates”)), shall not be liable to the Company, or any security holder of the Company, for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Company.

SECTION 6

INDEMNIFICATION

6.1 Indemnification of the Administrator. The Company shall indemnify, defend and protect the Administrator (and its Affiliates, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened, or completed action, suit, investigation, or other proceeding whether civil, criminal, administrative, or investigative (including an action or suit by or in the right of the Company or its security holders) arising out of, relating to or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or serving as an administrator of the Company (collectively, the “Indemnified Expenses”). Notwithstanding Section 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (as determined in accordance with the Investment Company Act and the interpretations and guidance of the SEC or its staff thereunder). Notwithstanding any termination of this Agreement, the provisions of this Section 6 of this Agreement shall remain in full force and effect, and the Indemnified Parties shall remain entitled to the benefits thereof. The satisfaction of any indemnification and any holding harmless hereunder shall be from and limited to assets of the Company. Notwithstanding the foregoing, absent a court determination that the person seeking indemnification was liable by reason of “disabling conduct” within the meaning of Section 17(h) of the Investment Company Act, the decision by the Company to indemnify such person shall be based upon the reasonable determination, based upon a review of the facts, that such person was not liable by reason of such disabling conduct, by (a) the vote of a majority of a quorum of directors of the Company who are neither “interested persons” of the Company as defined in Section 2(a)(19) of the Investment Company Act nor parties to such action, suit, or proceeding or (b) an independent legal counsel in a written opinion.

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Expenses incurred by the Administrator in defending an actual or threatened civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit, or proceeding upon receipt of an undertaking by or on behalf of the Administrator to repay such amount if it shall ultimately be determined that the Administrator is not entitled to be indemnified by the Company as authorized in this Section 6, provided that at least one of the following conditions precedent has occurred in the specific case: (a) the Administrator has provided security for its undertaking; (b) the Company is insured against losses arising by reason of any lawful advances; or (c) a majority of a quorum of disinterested non-party directors of the Company or an independent legal counsel in a written opinion shall determine, based upon a review of the readily available facts, that there is reason to believe that the Administrator ultimately will be found entitled to indemnification. The advancement and indemnification provisions in this Section 6 shall apply to all threatened, pending, and completed actions, suits, or proceedings in which the Administrator is a party or is threatened to be made a party during the term of this Agreement.

For purposes of this Section 6, any provision hereof applicable to the Administrator shall also be applicable to any person serving as a direct or indirect partner of the Administrator or any of their directors, officers, employees, agents, members, committee members, controlling persons or Affiliates of the Administrator or any of the foregoing if such person is made a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding in such capacity. The indemnification and advancement provisions of this Section 6 shall be independent of and in addition to any indemnification and advancement provisions that may apply to any director, officer, employee, agent, or Affiliate of the Administrator because of any other position that such person may hold with the Company.

The Company hereby acknowledges that Indemnified Parties may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of their Affiliates or other persons (collectively, the “Other Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnified Parties are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnified Parties are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by Indemnified Parties to the extent set forth herein and shall be liable for the full amount of all Indemnified Expenses to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and Indemnified Parties), without regard to any rights Indemnified Parties may have against the Other Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Other Indemnitors on behalf of Indemnified Parties with respect to any claim for which Indemnified Parties have sought indemnification from the Company shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnified Parties against the Company. The Company and Indemnified Parties agree that the Other Indemnitors are express third party beneficiaries of the terms of this Section 6.

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SECTION 7

ACTIVITIES OF THE ADMINISTRATOR

The obligations of the Administrator to the Company and the services furnished by the Administrator to the Company hereunder are not exclusive. The Administrator and its Affiliates may (a) provide the same or similar services to others (including others whose business may be in direct or indirect competition with the business of the Company and serving as a manager of other investors), work for other contractors, or send helpers to work for other contractors, during the term of this Agreement and (b) hire as many helpers as the Administrator desires and determine what each helper is paid. It is contemplated that from time to time one or more Affiliates of the Administrator may serve as directors, officers, or employees of the Company or otherwise have an interest or affiliation with the Company or have the same or similar relationships with competitors of the Company. Nothing in this Agreement shall limit or restrict the right of any manager, officer, agent, or employee of the Administrator or its Affiliates, who may also be a manager, officer, agent, or employee of the Company, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business (including serving as a manager of other investors), whether of a similar nature or dissimilar nature. Neither the Administrator nor any of its Affiliates shall in any manner be liable to the Company by reason of the foregoing activities of the Administrator or such Affiliate.

SECTION 8

DURATION AND TERMINATION OF THE AGREEMENT

8.1 Duration. This Agreement shall become effective as of the date hereof, and shall continue in effect until September 30, 2016, and subsequently for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if such continuation shall be specifically approved at least annually (a) by the vote of a majority of the directors of the Company and (b) by the vote of a majority of the Company’s directors who are not “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of the Company, in accordance with the requirements of the Investment Company Act.

8.2 Termination. This Agreement may be terminated at any time, without payment of any penalty, by the Board, provided that 60 days’ written notice of termination be given to the Administrator at its principal place of business. The Administrator may also terminate this Agreement at any time by giving 60 days’ written notice of termination to the Company, addressed to its principal place of business, without liability.

8.3 Effect of Termination or Expiration. The provisions of Sections 5 and 6 shall remain in full force and effect and the Administrator and its representatives shall remain entitled to the benefits thereof, notwithstanding any termination or expiration of this Agreement. Further, notwithstanding the termination or expiration of this Agreement, the Administrator shall be entitled to (a) any amounts owed under Section 4 for the period prior to the date of termination or expiration of this Agreement, and (b) all expenses payable under Section 4 for the period prior to the termination or expiration of this Agreement and expenses incurred by the Administrator as a result of the termination or expiration of this Agreement.

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SECTION 9

GENERAL PROVISIONS

9.1 Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and in accordance with the applicable provisions of the Investment Company Act, if any. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the Investment Company Act, if any, the Investment Company Act shall control. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the Commercial Division of the New York Supreme Court, New York County (the “Chosen Courts”), and solely in connection with claims arising under this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.4 of this Agreement.

9.2 Entire Agreement. This Agreement is the entire contract between the parties relating to the subject matter hereof and supersedes all prior agreements between the parties relating to the subject matter hereof. In the case of any conflicts between the provisions of this Agreement and the Advisory Agreement, the provisions of the Advisory Agreement shall govern.

9.3 Amendment. This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

9.4 Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

9.5 Assignment. This Agreement may not be assigned by a party without the consent of the other party. Notwithstanding the foregoing, the Administrator may assign this Agreement to any of its Affiliates without the consent of the Company.

9.6 Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The neuter pronoun, as used herein, includes the masculine, feminine and neuter gender. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.

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9.7 Electronic Delivery of Information. The Administrator shall be entitled, to the extent permitted by applicable law and regulations and the Company’s policies, to transmit statements, reports, privacy notices and any other documents, information or communications (collectively, the “Investment Documents”) relating to this Agreement to the Company’s security holders (a) solely by means of granting the Company’s security holders access to an internet website designated by the Administrator (the “Reporting Site”), with such parameters regarding access and availability of information for review as the Administrator deems reasonably necessary to protect the confidentiality and proprietary nature of the information contained therein (including, without limitation, establishing password protections for access to the Reporting Site), (b) through electronic mail to the e-mail addresses provided by the Company’s security holders to the Administrator, (c) via facsimile or (d) via other electronic means. The Administrator shall notify the Company’s security holders that such Investment Documents are available on the Reporting Site for viewing, printing and downloading. The Company’s security holders shall have the right to obtain upon request to the Administrator written copies of the Investment Documents contained on the Reporting Site.

[Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

NGP CAPITAL RESOURCES COMPANY

By:
Name: Title:

OAK HILL ADVISORS, L.P.

By: Oak Hill Advisors GenPar, L.P.,
its general partner

By: Oak Hill Advisors MGP, Inc.,
its managing general partner

By:
Name: Glenn R. August Title: President

[Signature Page to Investment Advisory Agreement]